Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Thursday, March 3, 2016		Michael T. Prior
Chief Executive Officer
978-619-1300

ATN Announces Election of

Bernard J. Bulkin to Board of Directors

Beverly, MA (March 3, 2016) — ATN (NASDAQ: ATNI) announced today that its Board of Directors elected Bernard J. Bulkin as director of the Company.  Dr. Bulkin brings particular expertise in the field of renewable energy.  He held several senior management roles throughout his approximately twenty-year career at British Petroleum, including Director of the refining business, Vice President Environmental Affairs, and Chief Scientist.  He is currently a Director of Ludgate Investments Limited, and K3Solar Ltd. and is a member of the FTSE Environmental Markets Advisory Committee.  Dr. Bulkin has served on  the boards of Severn Trent plc, HMN Colmworth Ltd., Chemrec AB and REAC Fuel AB, each a Swedish biofuel technology developer, and Ze-gen Corporation, a renewable energy company, and chaired the boards of two UK public companies: AEA Technology plc (from 2005 until 2009) and Pursuit Dynamics Plc (from 2011 until 2013). Dr. Bulkin served as Chair of the UK Office of Renewable Energy from 2010 until 2013, and has held several other UK government roles in sustainable energy and transport. Dr. Bulkin is a Professorial Fellow at the University of Cambridge and is the author of Crash Course, published in March 2015.

Dr. Bulkin was elected to hold office for a term ending at the Annual Meeting of Stockholders in 2016 and until his successor has been duly elected and qualified, subject to his earlier retirement, resignation or removal.

About ATN

ATN (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

* * * *